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October 1, 1999

Mr. Grant R. Flaharty
819 27 1/4 Road
Grand Junction, CO  81506

Dear Grant:

We are pleased to confirm your appointment as Vice President and General Manager, 3D Systems Europe effective September 17, 1999, reporting to the President and Chief Executive Officer of 3D Systems Corporation. The following lists the specifics of this position:

Your base annual salary will be $165,000 or $6,346.15 per pay period.

You will also qualify for the 2000 Executive Compensation Plan. The amount of the actual award will depend on the performance of the company and your achievement against personal objectives.

We will recommend that the Compensation Committee of the Board of Directors authorize a grant to you of an option to purchase 75,000 shares of common stock of 3D Systems Corporation, with a term of ten years, under our 1996 Stock Incentive Plan. The exercise price will be equal to the closing price of the stock on the date of the grant, vesting in three equal annual installments (at the end of each year), except that the vesting shall automatically accelerate in the event of change of control of the Company, an acquisition of 51% of the voting stock of the Company or a dissolution, liquidation, merger, reclassification, or sale of substantially all of the property and assets of the Company.

Your option agreements dated May 22 1998 and June 21, 1999 will be amended to include the same change-of-control provision as above.

Your employment will continue to be on an "at-will" basis.

On behalf of the directors and officers of the Company, I welcome you to the executive team and look forward to your contributions to maximizing 3D's prosperity over the coming years.


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If this  arrangement  is acceptable to you,  please accept in the space provided below and return a copy to me.

Sincerely,

Brian K. Service

President and Chief Executive Officer

CC:      G. Walter Loewenbaum

ACCEPTED:


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Grant R. Flaharty                                    Date